Exhibit 10.3

BANK MUTUAL CORPORATION

EXECUTIVE EXCESS BENEFIT PLAN

(as amended effective January 1, 2005)

Table of Contents

Page

1.	Purpose	1
2.	Participation	1
3.	Benefits Upon Retirement	1
4.	Pre-Retirement Death Benefits	1
5.	Form of Payment	2
6.	General Creditor Status	4
7.	Nonassignment	4
8.	Government Regulations	4
9.	Taxes	4
10.	No Right to Continued Employment	4
11.	Termination or Modification of Excess Plan	4
12.	Claims Procedure	4
13.	Review Procedure	5
14.	Legal Fees and Expenses	5

BANK MUTUAL CORPORATION

EXECUTIVE EXCESS BENEFIT PLAN

Preamble

The Bank Mutual Corporation Executive Excess Benefit Plan (the "Excess Plan") has been established to provide deferred compensation benefits for key employees of Bank Mutual Corporation and its affiliates. The Excess Plan is now being amended, effective January 1, 2005, to comply with the provisions of Section 409A of the Internal Revenue Code (the “Code”). Each provision and term of the amended Excess Plan should be interpreted accordingly, but if any provision or term of such amended Excess Plan would be prohibited by or be inconsistent with Section 409A of the Code or would constitute a material modification to the Excess Plan with respect to benefits earned and vested as of December 31, 2004, then such provision or term shall be deemed to be reformed to comply with Section 409A of the Code or be ineffective to the extent it results in a material modification to the Excess Plan with respect to benefits earned and vested as of December 31, 2004. The Mutual Savings Bank Executive Excess Benefit Plan is hereby amended effective as of January 1, 2005 to read as follows:

1.	Purpose. The Excess Plan is maintained by Bank Mutual Corporation (the “Company”) for the purpose of providing retiree benefits for a select group of management or highly compensated employees within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended. The objective of the Excess Plan is to provide an incentive for key employees to remain in the service of the Company and its affiliates by providing them with an increased retirement benefit.

2.	Participation. The term “Participant” as used herein refers to any employee of the Company or its affiliates who shall have been designated by the Board of Directors of the Company to be eligible as a Participant under the Excess Plan in accordance with the provisions hereof. Once an employee has been designated as a Participant, the Participant shall continue to earn benefits until his/her termination of employment.

3.	Benefits Upon Retirement. Upon the retirement or other termination of a Participant as an employee of the Company, and/or its affiliates, such Participant shall be entitled to receive a monthly benefit equal to the excess of (a) over (b), if any, where:

(a)	equals the Participant’s accrued pension as would be computed as of the date of determination under the provisions of the Company’s Pension Plan, as the same may be amended from time to time, (the “Pension Plan”) if there were no ceiling on compensation taken into account for purposes of the Pension Plan due to the requirements of IRC Section 401(a)(17) and if there were no limitation on benefits under the Pension Plan due to the requirements of IRC Section 415, and

(b)	equals the Participant’s accrued pension, as of the date of determination, under the provisions of the Pension Plan.

The calculation of the Participant’s accrued pension under paragraph (a) above shall be made on the assumption that service shall be credited from a Participant's initial date of employment with Mutual (rather than initial date of plan participation) and that there is no cap on the number of years of service with Mutual which are permitted to be taken into account in calculating benefits under clauses (a) and (b) of Section 3.01 of the Pension Plan.

4.	Pre-Retirement Death Benefits. Provided that a Participant is entitled to a monthly pre-retirement death benefit under the Pension Plan, the Participant’s beneficiary designated under the Pension Plan shall be entitled to a death benefit under this Excess Plan if the Participant dies prior to commencement of benefits hereunder. The amount of such monthly pre-retirement death benefit shall equal the excess of (a) over (b), if any, where:

(a)	equals the pre-retirement death benefit, as would be computed as of the date of determination under the provisions of the Pension Plan if there were no ceiling on compensation taken into account for purposes of the Pension Plan due to the requirements of IRC Section 401(a)(17) and if there were no limitation on benefits under the Pension Plan due to the requirements of IRC Section 415, and

(b)	equals the pre-retirement death benefit, as of the date of determination, under the provisions of the Pension Plan.

The calculation of the death benefit under paragraph (a) above shall be made on the assumption that service shall be credited from a Participant's initial date of employment with Mutual (rather than initial date of plan participation) and that there is no cap on the number of years of service with Mutual which are permitted to be taken into account in calculating benefits under clauses (a) and (b) of Section 3.01 of the Pension Plan.

5.	Form of Payment. The Excess Plan shall separately account for benefits earned and vested prior to January 1, 2005 and benefits earned and vested after December 31, 2004. The benefits earned and vested prior to January 1, 2005 shall be referred to as "Grandfathered Pension Benefits." The benefits earned and vested after December 31, 2004 shall be referred to an 'Non-Grandfathered Pension Benefits. Grandfathered Pension Benefits and Non-Grandfathered Pension Benefits shall be payable as follows:

(a)	Grandfathered Pension Benefits. The Grandfathered Pension Benefits payable to a Participant under this Excess Plan shall commence on the first of the month following the later of the Participant’s 65th birthday or termination of employment. However, if the Participant terminates employment prior to age 65, his Grandfathered Pension Benefits shall commence on the first of the month following his 65th birthday or at such earlier date following his termination of employment as is requested by the Participant and to which the Board of Directors of the Company, in its discretion, agrees. If such earlier commencement is agreed to, such Grandfathered Pension Benefits shall be subject to the same actuarial reductions for early payment as apply under the Pension Plan. The Grandfathered Pension Benefits of the Participant hereunder shall be paid in the normal form applicable to the Participant under the terms of the Pension Plan; provided, however, if the Participant requests that payment be made in an alternative form available under the Pension Plan and the Board of Directors of the Company, in its discretion, agrees, then the Grandfathered Pension Benefits of the Participant hereunder shall be paid in such alternative form. If such alternative form of pension is paid, the amount of such alternative form of pension shall be calculated using the same actuarial equivalency factors in effect for the Participant under the Pension Plan. If the optional form of pension requested involves continued payment to a contingent annuitant following the death of the Participant, such payments shall be made to the contingent annuitant designated by the Participant at the time he requests such alternative form of payment in the amount and for the duration applicable under the form of payment requested.

(b)	Non-Grandfathered Pension Benefits. The Non-Grandfathered Pension Benefits payable to the Participant under this Excess Plan shall commence on the first of the month following the later of the Participant’s 65th birthday or termination of employment and shall be paid in the normal form applicable to the Participant under the terms of the Pension Plan. Notwithstanding the foregoing, in the event that the Participant is deemed to be a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), no Non-Grandfathered Pension Benefits shall be paid to the Participant prior to the date that is six (6) months after the date of the Participant’s separation from service (as defined in Section 409A) (or, if earlier, the Executive’s date of death). In such event, the payments subject to the six (6) month delay will be paid in a lump sum on the earliest permissible payment date, with interest on the delayed payments credited at the rate that Bank Mutual would pay on a certificate of deposit for such amount. The Company’s Board of Directors may not accelerate the payment of any Non-Grandfathered Pension Benefits, except for a distribution of any amount required to be included in income as a result of a failure to comply with Section 409A.

If the Participant dies prior to commencement of receipt of payments hereunder so that a Pre-Retirement Death Benefit is payable to the Participant’s beneficiary as described in paragraph 4 above, such Pre-Retirement Death Benefit shall commence on the first of the month following the later of the Participant’s 65th birthday or termination of employment. However, if the Participant dies prior to age 65, the Pre-Retirement Death Benefit shall commence on the first of the month following his 65th birthday or at such earlier date following his death as is requested by the Participant and to which the Board of Directors of the Company, in its discretion, agrees. If such earlier commencement is agreed to, such Pre-Retirement Death Benefit shall be subject to the same actuarial reductions, if any, as apply under the Pension Plan.

6.	General Creditor Status. Nothing contained in this Excess Plan, and no action taken pursuant to the provisions of this Excess Plan, shall create or be construed to create a funded obligation of any kind, or fiduciary relationship between the Company and Participant, his/her designated beneficiary or any other person. Any funds which may be invested or assets which may be acquired by the Company relating to this Excess Plan shall continue for all purposes to be a part of the general funds of the Company and no person other than the Company shall by virtue of the provisions of this Excess Plan have any interest in such funds or assets. To the extent that any person acquires a right to receive payment from the Company under this Excess Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

7.	Nonassignment. No benefit(s) under the Excess Plan, nor any other interest hereunder of any Participant or beneficiary shall be assignable, transferable, or subject to sale, mortgage, pledge, hypothecation, anticipation, garnishment, attachment, execution, or levy of any kind.

8.	Government Regulations. It is intended that the Excess Plan will comply with all applicable laws and governmental regulations, and the Company shall not be obligated to perform an obligation hereunder in any case where, in the opinion of the Company’s legal counsel, such performance would result in violation of any law or regulation.

9.	Taxes. To the extent required by the law in effect at the time payments are made, the Company shall withhold any taxes required to be withheld by the federal or any state or local government from payments made hereunder.

10.	No Right to Continued Employment. Participation in this Excess Plan, or any modifications thereof, or the payment of any benefit hereunder, shall not be construed as giving to the Participant any right to be retained in the service of the Company, limiting in any way the right of the Company to terminate the Participant’s employment at any time, evidencing any agreement or understanding, express or implied, that the Company will employ the Participant in any particular position or at any particular rate of compensation and/or guaranteeing the Participant any right to receive a salary increase or bonus in any year, such increase being granted only at the sole discretion of the Board of Directors of the Company.

11.	Termination or Modification of Excess Plan. The Board of Directors of the Company shall have the right to terminate or modify the Excess Plan or the payments made to any persons under the Excess Plan at any time and from time to time; provided, however, that such termination shall not affect the benefit(s) of any Participant.

12.	Claims Procedure. If the Participant or the Participant’s beneficiary (hereinafter referred to as a “Claimant”) is denied all or a portion of an expected benefit under this Excess Plan for any reason, he or she may file a claim with the Compensation Committee of the Board of Directors of the Company. The Compensation Committee shall notify the Claimant within 60 days of allowance or denial of the claim, unless the Claimant receives written notice from the Compensation Committee prior to the end of the sixty (60) day period stating that special circumstances require an extension of the time for decision. The notice of the Compensation Committee’s decision shall be in writing, sent by mail to Claimant’s last known address, and, a denial of the claim, must contain the following information:

(a)	the specific reasons for the denial;

(b)	specific reference to pertinent provisions of the Excess Plan on which the denial is based; and (c) if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure.

13.	Review Procedure. A Claimant is entitled to request a review of any denial of his claim by the Compensation Committee. The request for review must be submitted in writing within 60 days of mailing of notice of the denial. Absent a request for review within the 60-day period, the claim will be deemed to be conclusively denied. The Claimant or his representatives shall be entitled to review all pertinent documents, and to submit issues and comments orally and in writing.

If the request for review by a Claimant concerns the interpretation and application of the provisions of this Excess Plan and the Company’s obligations, then the review shall be conducted by the entire Board of Directors. The Board shall afford the Claimant a hearing and the opportunity to review all pertinent documents and submit issues and comments orally and in writing and shall render a review decision in writing, all within sixty (60) days after receipt of a request for a review, provided that, in special circumstances (such as the necessity of holding a hearing) the Board may extend the time for decision by not more than sixty (60) days upon written notice to the Claimant. The Claimant shall receive written notice of the Board’s review decision, together with specific reasons for the decision and reference to the pertinent provisions of this Excess Plan.

14.	Legal Fees and Expenses. It is the intent of the Company that Participants not be required to incur the expenses associated with the enforcement of rights under this Excess Plan because the cost and expense thereof would substantially detract from the benefits intended to be extended to Participants hereunder. Accordingly, if the Company has failed to comply with any of its obligations under this Excess Plan or in the event that the Company or any other person takes any action of declare this Excess Plan void or unenforceable, or institutes any legal action designed to deny, or to recover, the benefits intended to be provided to Participant hereunder, the Company irrevocably authorizes the Participant to retain counsel of his choice, at the expense of the Company as hereafter provided, to represent Participant in connection with the initiation or defense of any legal action, whether by or against the Company or any Director, officer, shareholder or other person affiliated with the Company, in any jurisdiction. The Company shall pay and be solely responsible for any and all attorneys’ and related fees and expenses incurred by Participant as a result of the Company’s failure to perform its obligations under this Excess Plan or any provision thereof or as a result of the Company or any person contesting the validity or enforceability of this Excess Plan or any provision thereof as aforesaid. All such fees and expenses shall be paid, or reimbursed to Participant if paid by Participant, on a regular, periodic basis upon presentation by Participant to the Company of a statement or statements prepared by such counsel in accordance with its customary practices.

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